Exhibit 10.6

Execution Version

DATED 11 February, 2010

CONSTAR INTERNATIONAL U.K. LIMITED

(the Guarantor)

AND

GENERAL ELECTRIC CAPITAL CORPORATION

(the Agent)

GUARANTEE AND INDEMNITY

REF: HJW/JQ/MD/39521-33190

i

THIS DEED is dated 11 February, 2010

PARTIES

(1)	CONSTAR INTERNATIONAL U.K. LIMITED incorporated and registered in England and Wales with company number 02407933 whose registered office is at Moor Lane Trading Estate, Sherburn in Elmet, North Yorkshire LS25 6ES as guarantor and indemnifier (“Guarantor”); and

(2)	GENERAL ELECTRIC CAPITAL CORPORATION (the “Agent”, which expression shall include all successor administrative agents as appointed from time to time), a Delaware corporation acting in its capacity as administrative Agent for the Secured Parties (as defined below).

BACKGROUND

(A)	The Guarantor has agreed to enter into this guarantee and indemnity for the purpose of providing credit support for the liabilities of the Borrower from time to time outstanding to the Secured Parties under the Credit Agreement.

(B)	The Guarantor’s Board of Directors has concluded after due consideration of all relevant circumstances that entering into this guarantee is in the best interests of the Guarantor and is likely to promote the success of the Guarantor for the benefit of all of its members.

(C)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

AGREED TERMS

1.	INTERPRETATION

1.1	Unless otherwise defined herein (or in the Recitals hereto) words and expressions defined in the Credit Agreement shall, in the absence of express indication to the contrary and save where the context or subject matter otherwise requires, have the same meanings when used in this guarantee (or in the Recitals hereto).

1.2	The definitions and rules of interpretation in this clause apply in this guarantee.

“Credit Agreement” means the credit agreement dated on or around the date of this guarantee between Constar, Inc. (as Borrower), the Guarantor and the other Credit Parties signatory thereto (as Credit Parties), the Lenders and the Agent.

“Disputes” means any disputes which may arise out of or in connection with this guarantee (including regarding (a) its existence, validity or termination and (b) any non-contractual obligations or liabilities arising out of or in connection with it);

“Guaranteed Liabilities” means all moneys and liabilities (present and future, actual or contingent) now or hereafter due, owing, incurred or payable or expressed to be due, owing, incurred or payable by the Borrower to the Secured Parties under, pursuant to or in connection with any of the Loan Documents or any Secured Rate Contract;

“Proceedings” means any proceedings, suits or actions arising out of or in connection with any Disputes or otherwise arising out of or in connection with this guarantee (including regarding (a) its existence, validity or termination and (b) any non-contractual obligations or liabilities arising out of or in connection with it);

“Rights” means any Security or other right or benefit whether arising by set-off, counterclaim, subrogation, indemnity, proof in liquidation or otherwise and whether from contribution or otherwise;

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person, or any other agreement having a similar effect;

“Secured Party” means the Agent, each Lender (including, for the avoidance of doubt, the Swingline Lender), each L/C Issuer, each other Indemnitee and each other holder of any Obligation of the Borrower including each Secured Swap Provider, and “Secured Parties” shall be construed accordingly;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same); and

1.3	Clause and schedule headings do not affect the interpretation of this guarantee.

1.4	Words in the singular shall include the plural and vice versa.

1.5	A reference to one gender shall include a reference to the other genders.

1.6	A reference to “this guarantee” (or any specified provision of it) or any other document shall be construed as a reference to this deed of guarantee, that provision or that document as in force for the time being and as amended, varied, supplemented or novated from time to time.

1.7	A reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force for the time being taking account of any amendment, extension, application or re-enactment and includes any subordinate legislation for the time being in force made under it and any former statute or statutory provision which it amends or re-enacts.

1.8	References to clauses and schedules are to the clauses and schedules of this guarantee.

1.9	A reference to a person shall include references to his permitted successors, transferees (including by novation) and assigns and any person deriving title under or through him.

2.	GUARANTEE AND INDEMNITY

2.1	In consideration of the Secured Parties making or continuing loans to, giving credit or granting banking facilities, hedging facilities, accommodation or time to the Borrower pursuant to the Credit Agreement, the Guarantor guarantees to the Agent on behalf of the Secured Parties to pay to the Secured Parties on demand the Guaranteed Liabilities.

2.2	If the Guaranteed Liabilities are not recoverable from the Borrower by reason of illegality, incapacity, lack or exceeding of powers, ineffectiveness of execution or any other reason, the Guarantor shall remain liable under this guarantee to the Agent on behalf of the Secured Parties for the Guaranteed Liabilities as if it were a principal debtor.

2.3	The Guarantor as principal obligor and as a separate and independent obligation and liability from its obligations and liabilities under Clause 2.1 agrees to indemnify and keep indemnified the Secured Parties in full and on demand from and against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Secured Parties arising out of, or in connection with, any failure of the Borrower to perform or discharge any of its obligations or liabilities in respect of the Guaranteed Liabilities. The amount payable by the Guarantor under this indemnity shall not exceed the amount it would have had to pay under this Clause 2 if the amount claimed had been recoverable pursuant to Clause 2.1 and/or Clause 2.2.

3.	LENDER PROTECTIONS

3.1	This guarantee is and shall at all times be a continuing guarantee and shall cover the ultimate balance from time to time owing to the Secured Parties by the Borrower in respect of the Guaranteed Liabilities.

3.2	The liability of the Guarantor under this guarantee shall not be reduced, discharged or otherwise adversely affected by:

(a)	any intermediate payment, settlement of account or discharge of the Guaranteed Liabilities; or

(b)	any variation, extension, discharge, compromise, dealing with, exchange or renewal of any right or remedy which the Secured Parties may now or after the date of this guarantee have from or against the Borrower and any other person in connection with the Guaranteed Liabilities; or

(c)	any act or omission by the Secured Parties or any other person in taking up, perfecting or enforcing any Security, indemnity, or guarantee from or against the Borrower or any other person; or

(d)	any termination, amendment, variation, novation or supplement of or to any of the Guaranteed Liabilities or any agreement securing the Guaranteed Liabilities; or

(e)	any grant of time, indulgence, waiver or concession to the Borrower or any other person in respect of the Guaranteed Liabilities; or

(f)	any insolvency, bankruptcy, liquidation, administration, winding up, incapacity, limitation, disability, the discharge by operation of law, or any change in the constitution, name or style of any of the Borrower or any other person; or

(g)	any invalidity, illegality, unenforceability, irregularity or frustration of any actual or purported obligation of, or Security held from, the Borrower or any other person in connection with the Guaranteed Liabilities; or

(h)	any claim or enforcement of payment from any of the Borrower or any other person; or

(i)	any act or omission which would not have discharged or affected the liability of the Guarantor had it been a principal debtor instead of a guarantor, or indemnifier or by anything done or omitted by any person which but for this provision might operate to exonerate or discharge the Guarantor or otherwise reduce or extinguish its liability under this guarantee.

3.3	The Secured Parties shall not be obliged before taking steps to enforce any of its rights and remedies under this Guarantee:

(a)	to take any action or obtain judgment in any court against the Borrower or any other person; or

(b)	to make or file any claim in a bankruptcy, liquidation, administration or insolvency of the Borrower or any other person; or

(c)	to make demand, enforce or seek to enforce any claim, right or remedy against the Borrower or any other person.

3.4	The Guarantor warrants to the Secured Parties that it has not taken or received, and shall not take, exercise or receive the benefit of any Rights, subject to applicable law, from or against the Borrower, its liquidator, an administrator, co-guarantor or any other person in connection with any liability of, or payment by, the Guarantor under this guarantee but:

(a)	if any of the Rights is taken, exercised or received by the Guarantor, those Rights and all monies at any time received or held in respect of those Rights shall be held by the Guarantor on trust for the Secured Parties for application in or towards the discharge of the Guaranteed Liabilities under this guarantee; and

(b)	on demand by the Agent, the Guarantor shall promptly transfer, assign or pay to the Agent all other Rights and all monies from time to time held on trust by the Guarantor under this Clause 3.4.

3.5	This Guarantee is in addition to and shall not affect nor be affected by or merge with any other judgment, Security, right or remedy obtained or held by the Secured Parties from time to time for the discharge and performance of the Borrower of the Guaranteed Liabilities.

4.	INTEREST

4.1	The Guarantor shall pay interest to the Agent (on behalf of the Secured Parties) after as well as before judgment at the rate payable in respect of default interest under the Credit Agreement on all sums demanded under this guarantee from the date of demand by the Agent or, if earlier, the date on which the relevant damages, losses, costs or expenses arose in respect of which the demand has been made, until, but excluding, the date of actual payment.

4.2	Interest under Clause 4.1 shall accrue on a day-to-day basis.

5.	REPRESENTATIONS AND WARRANTIES

The Guarantor makes the representation and warranties set out in the Schedule hereto to the Agent.

6.	ACCOUNTS

6.1	The Agent may place to the credit of a suspense account bearing interest at a reasonable commercial rate any monies received under or in connection with this guarantee in order to preserve the rights of the Agent to prove for the full amount of all claims of the Secured Parties against the Borrower or any other person in respect of the Guaranteed Liabilities. The Agent may at any time and from time to time apply all or any monies held in any suspense account in or towards satisfaction of any of the monies, obligations and liabilities the subject of this guarantee as the Agent, in its absolute discretion, may conclusively determine.

6.2	Subject to Clause 6.1 above, all moneys realised, received or recovered by the Agent shall (subject to the discharge of any liabilities having by applicable law preference or priority to the payments mentioned below) be applied in or towards, in the following order:

(a)	payment of all reasonable costs and expenses incurred by the Agent (in its capacity as such hereunder or under any other Loan Document) in connection with this guarantee or any of the Collateral Documents or any of the Guaranteed Liabilities, including all court costs and the reasonable fees and expenses of its agents and legal counsel;

(b)	to the payment of the Guaranteed Liabilities (all amounts allocated to the Guaranteed Liabilities pursuant to this

Clause 6.2(b) shall be applied by the Agent in accordance with Section 1.10 (Payments by the Borrower) of the Credit Agreement); and

(c)	payment of any surplus to the Guarantor, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

6.3	If this guarantee ceases for any reason whatsoever to be continuing, the Agent may open a new account or accounts in the name of the Borrower.

6.4	If the Agent does not open a new account or accounts pursuant to Clause 6.3, it shall nevertheless be treated as if it had done so at the time that this guarantee ceased to be continuing whether by termination, calling in or otherwise, in relation to the Borrower.

6.5	As from the time of opening or deemed opening of a new account or accounts, all payments made to the Agent by or on behalf of the Borrower shall be credited or be treated as having been credited to the new account or accounts and shall not operate to reduce the amount for which this guarantee is available at that time nor shall the liability of the Guarantor under this guarantee in any manner be reduced or affected by any subsequent transactions, receipts or payments.

7.	DISCHARGE CONDITIONAL

7.1	Any release, discharge or settlement between the Guarantor and the Secured Parties in relation to this guarantee shall be conditional on no right, Security, disposition or payment to the Agent by the Guarantor, the Borrower or any other person in respect of the Guaranteed Liabilities being avoided, set aside or ordered to be refunded pursuant to any enactment or law relating to breach of duty by any person, bankruptcy, liquidation, administration, protection from creditors generally or insolvency or for any other reason.

7.2	If any right, Security, disposition or payment referred to in Clause 7.1 is avoided, set aside or ordered to be refunded, the Secured Parties shall be entitled subsequently to enforce this guarantee against the Guarantor as if such release, discharge or settlement had not occurred and any such right, Security, disposition or payment had not been given or made.

8.	PAYMENTS

8.1	All sums payable by the Guarantor under this guarantee shall be paid in full to the Agent in the currency in which the Guaranteed Liabilities are payable without any set-off, condition or counterclaim whatsoever

9.	TRANSFER

9.1	The Secured Parties may at any time without the consent of the Guarantor assign or transfer all or any part of its rights or interests under this guarantee to any person to whom any of its rights or interests may be assigned under the Credit Agreement.

9.2	The Guarantor may not assign any of its rights and may not transfer any of its obligations under this guarantee or enter into any transaction which would result in any of those rights or obligations passing to another person.

10.	EVIDENCE OF AMOUNTS AND CERTIFICATES

Any certificate, determination or notification by the Agent as to a rate or any amount payable under this guarantee is (in the absence of manifest error) conclusive evidence of the matter to which it relates and shall contain reasonable details of the basis of determination.

11.	REMEDIES, WAIVERS, AMENDMENTS AND CONSENTS

11.1	Any amendment to this guarantee shall be in writing and signed by or on behalf of each party.

11.2	Any waiver of any right or consent given under this guarantee is only effective if it is in writing and signed by the waiving or consenting party, and applies only in the circumstances for which it is given and shall not prevent the party giving it from subsequently relying on the relevant provision.

11.3	No delay or failure to exercise any right under this guarantee shall operate as a waiver of that right.

11.4	No single or partial exercise of any right under this guarantee shall prevent any further exercise of the same or any other right under this guarantee.

11.5	Rights and remedies under this guarantee are cumulative and not exclusive of any rights or remedies provided by law or otherwise.

12.	SEVERANCE

12.1	The invalidity, unenforceability or illegality of any provision (or part of a provision) of this guarantee under the laws of any jurisdiction shall not affect the validity, enforceability or legality of the other provisions.

12.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

13.	THIRD PARTY RIGHTS

Save for the Secured Parties where the Secured Parties are given express rights under this guarantee, a person who is not a party to this guarantee shall have no rights to enforce or enjoy the benefit of any term of this guarantee under the Contracts (Rights of Third Parties) Act 1999.

14.	COUNTERPARTS

This guarantee may be executed and delivered in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

15.	NOTICES

15.1	Any notice or other communication under this guarantee:

(a)	shall be in writing in the English language;

(b)	shall be given in one of the ways referred to in Section 9.2 (Notices) of the Credit Agreement (and shall be effective and be deemed to have been received as set out in Section 9.2(b) of the Credit Agreement); and

(c)	shall be sent to the party to whom it is to be given at the applicable address or number, and marked for the attention, if any, set forth on the applicable signature page of the Credit Agreement.

15.2	A party may, by notice to the other, change the address, fax number, and marking details for notices or other communications to be given to it under this Agreement. The change shall take effect on the date stated in the notice or, if later or if no date is issued, on the date which is seven calendar days after the notice is deemed given under Clause 15.1.

16.	GOVERNING LAW AND JURISDICTION

16.1	This guarantee (including any non-contractual obligations or liabilities arising out of it or in connection with it) is governed by and is to be construed in accordance with English law.

16.2	Each party irrevocably agrees that:

(a)	for the exclusive benefit of the Secured Parties, the English courts have exclusive jurisdiction to hear and determine any Proceedings and to settle any Disputes and each party irrevocably submits to the jurisdiction of the English courts;

(b)	any Proceedings may be taken in the English courts; and

(c)	any judgment in Proceedings taken in the English courts shall be conclusive and binding on it and may be enforced in any other jurisdiction.

16.3	Nothing in this Clause shall limit the Secured Parties’ right to take Proceedings against the Guarantor in any other jurisdiction or in more than one jurisdiction concurrently (to the extent allowed by law).

16.4	The Guarantor also irrevocably waives (and irrevocably agrees not to raise) any objection which it might at any time have on the ground of forum non conveniens or on any other ground to Proceedings being taken in any court referred to in this Clause 16, and agrees that any judgment in Proceedings taken in any such court shall be conclusive and binding on it and may be enforced in any other jurisdiction.

This guarantee has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

SCHEDULE

REPRESENTATIONS AND WARRANTIES

1.	DUE INCORPORATION

The Guarantor:

(a)	is a duly incorporated limited liability company validly existing under the law of its jurisdiction of incorporation; and

(b)	has the power to own its assets and carry on its business as it is being conducted.

2.	POWERS

The Guarantor has the power and authority to execute, deliver and perform its obligations under this guarantee and the transactions contemplated by them.

3.	NON-CONTRAVENTION

The execution, delivery and performance of the obligations in, and transactions contemplated by, this guarantee does not and will not contravene any of the Guarantor’s constitutional documents, result in any material breach of any material Contractual Obligation to which the Guarantor is a party, or contravene any applicable law or regulation in any material respect.

4.	AUTHORISATIONS

The Guarantor has taken all necessary action and obtained all required consents to enable it to execute, deliver and perform its obligations under this guarantee and to make this guarantee admissible in evidence in its jurisdiction of incorporation. Any such authorisations are in full force and effect.

5.	BINDING OBLIGATIONS

The Guarantor’s obligations under this guarantee are, subject to any general principles of law limiting obligations, legal, valid, binding and enforceable.

6.	RANKING OF OBLIGATIONS

The Guarantor’s payment obligations under this guarantee rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

SIGNATORIES

EXECUTED as a DEED by	)
CONSTAR INTERNATIONAL U.K.	)
LIMITED under a power of attorney	)
dated 5 February 2010)		/s/ J. Mark Borseth
As attorney for CONSTAR
INTERNATIONAL U.K. LIMITED

Witness
Signature	/s/ Angela Sirianni
Name	Angela Sirianni
Address	One Crown Way
Philadelphia, PA 19154
Occupation	Paralegal & Corporate Librarian

EXECUTED as a DEED by	)
GENERAL ELECTRIC CAPITAL	)
CORPORATION	)
a Delaware corporation, acting by	)
)
being a person who, in accordance	)
with the laws of that territory, is	)
acting under the authority of the	)
corporation.	)	/s/ Thomas Morante	Authorised Signatory

in the presence of:	)	/s/ Stephen Purvis	Witness
)
Name:	)	Stephen Purvis
)
Occupation:	)	Assistant Vice President
)
Address	)	299 Park Avenue, New York, NY 10171